Exhibit 99.1

Semler Scientific® Reports First Quarter 2024 Financial Results

2024 Q1 highlights compared to the corresponding period of 2023:

●First quarter revenues were $15.9 million, a decrease of 13%
●First quarter net income was $6.1 million, an increase of 22%
●Cash, cash equivalents and restricted cash balance increased to $62.9 million

Santa Clara, CA – May 7, 2024 – Semler Scientific, Inc. (Nasdaq: SMLR), a company that develops, manufactures and markets innovative medical products and services that assist in evaluating and treating chronic diseases, today reported financial results for the first quarter ended March 31, 2024.

“We had a very strong quarter of cash generation despite the regulatory-driven, year-over-year revenue decline from our PAD product,” said Doug Murphy-Chutorian, MD, chief executive officer of Semler Scientific. “We expect that our revenues will re-accelerate if we are successful in our effort to obtain a new 510(k) clearance from the FDA that would allow us to market our heart dysfunction product.”

FINANCIAL RESULTS

For the first quarter ended March 31, 2024, compared to the corresponding period of 2023, Semler Scientific reported:

●	Revenues of $15.9 million, a decrease of $2.3 million, or 13%, compared to $18.2 million.
o	Fixed fee software license revenues of $7.1 million, a decrease of $2.2 million, or 24%, compared to $9.3 million.
o	Variable fee software license revenues of $8.0 million, a decrease of $0.6 million, or 6%, compared to $8.6 million.
o	Sales of other products of $0.8 million, an increase of $0.5 million, or 140%, compared to $0.3 million.
●	Cost of revenues of $1.2 million, a decrease of $0.1 million or 2% compared to $1.3 million. As a percentage of revenues, cost of revenues increased to 8%, compared to 7% in the prior year period.
●	Total operating expenses of $8.9 million, which includes cost of revenues, a decrease of $3.1 million, or 25%, compared to $12.0 million. As a percentage of revenues, operating expenses decreased to 56% compared to 66%.
●	Pre-tax income of $7.8 million, an increase of $1.2 million, or 18%, compared to $6.6 million.
●	Income tax expense of $1.7 million, or an effective tax rate of 22%, compared to $1.7 million, or an effective tax rate of 25%.
●	Net income of $6.1 million, or $0.88 per basic share and $0.78 per diluted share, an increase of $1.1 million, or 22%, compared to $5.0 million, or $0.74 per basic share and $0.63 per diluted share.

Semler Scientific’s three largest customers (including their affiliates) comprised 45%, 25% and 11% of first quarter 2024 revenues and 41%, 34% and less than 10% of first quarter 2023 revenues, respectively.

MAJOR ACCOMPLISHMENTS IN FIRST QUARTER OF 2024

1.	Continued year-over-year net income growth.
2.	Record balance of cash and cash equivalents.

Notice of Conference Call

Semler Scientific will host a conference call today at 4:30 p.m. ET. The call will address results of the first quarter ended March 31, 2024, as well as provide a business update on Semler Scientific’s strategies for the near-term future.

Participants are encouraged to pre-register for the conference call using the following link: https://dpregister.com/sreg/10187645/fc081c8059. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those without internet access or who are unable to pre-register may dial in by calling:

Domestic callers: (833) 816-1161

International callers: (412) 317-0717

Please specify to the operator that you would like to join the "Semler Scientific Call." The conference call will be archived on Semler Scientific’s website at www.semlerscientific.com.

Semler Scientific, Inc.

Condensed Statements of Income

Unaudited

(In thousands of U.S. Dollars, except share and per share data)

	For the three months ended March 31,
	2024	2023

Revenues	$15,903	$18,206
Operating expenses:
Cost of revenues	1,247	1,269
Engineering and product development	1,138	1,630
Sales and marketing	3,675	5,192
General and administrative	2,867	3,859
Total operating expenses	8,927	11,950
Income from operations	6,976	6,256
Interest and dividend income	819	484
Change in fair value of notes held for investment	—	(107)
Other income	2	—
Other income, net	821	377
Pre-tax income	7,797	6,633
Income tax provision	1,724	1,664
Net income	$6,073	$4,969
Net income per share, basic	$0.88	$0.74
Weighted average number of shares used in computing basic net income per share	6,892,742	6,701,199
Net income per share, diluted	$0.78	$0.63
Weighted average number of shares used in computing diluted net income per share	7,782,393	7,896,043

Semler Scientific, Inc.

Condensed Balance Sheets

(In thousands of U.S. Dollars, except share and per share data)

	March 31,	December 31,
	2024	2023
	Unaudited
Assets
Current Assets:
Cash and cash equivalents	$62,754	$57,200
Restricted cash	132	132
Trade accounts receivable, net of allowance for credit losses of $239 and $287, respectively	6,132	6,125
Inventory, net	408	445
Prepaid expenses and other current assets	2,479	2,042
Total current assets	71,905	65,944
Assets for lease, net	2,071	2,285
Property and equipment, net	649	720
Long-term investments	512	512
Notes held for investment (includes measured at fair value of $4,372)	5,372	5,372
Other non-current assets	249	270
Deferred tax assets	3,098	2,962
Total assets	$83,856	$78,065

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$410	$402
Accrued expenses	4,305	4,502
Deferred revenue	996	1,120
Other short-term liabilities	192	176
Total current liabilities	5,903	6,200

Long-term liabilities:
Other long-term liabilities	47	70
Total long-term liabilities	47	70
Commitments and contingencies (Note 14)
Stockholders’ equity:
Common stock, $0.001 par value; 50,000,000 shares authorized; 7,134,193 and 7,099,441 shares issued, and 6,919,771 and 6,885,019 shares outstanding (treasury shares of 214,422 and 214,422), respectively	7	7
Additional paid-in capital	12,023	11,985
Retained earnings	65,876	59,803
Total stockholders’ equity	77,906	71,795

Total liabilities and stockholders’ equity	$83,856	$78,065

Semler Scientific, Inc.

Condensed Statements of Cash Flows

Unaudited

(In thousands of U.S. Dollars)

	Three months ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,073	$4,969

Reconciliation of Net Income to Net Cash Provided by Operating Activities:
Depreciation	176	129
Deferred tax expense	(136)	(80)
Loss on disposal of assets for lease	189	78
Gain on short-term investments	—	(305)
Allowance for credit losses	(55)	48
Change in fair value of notes held for investment	—	107
Stock-based compensation	27	702
Changes in Operating Assets and Liabilities:
Trade accounts receivable	66	(5,507)
Inventory	37	(43)
Prepaid expenses and other current assets	(455)	(1,301)
Other non-current assets	21	25
Accounts payable	8	(537)
Accrued expenses	(196)	2,458
Other current and non-current liabilities	(131)	118
Net Cash Provided by Operating Activities	5,624	861

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(4)	(95)
Purchase of notes held for investment	—	(500)
Proceeds from maturities of short-term investments	—	20,211
Purchase of short-term investments	—	(37,496)
Purchase of assets for lease	(77)	(544)
Net Cash Used in Investing Activities	(81)	(18,424)

CASH FLOWS FROM FINANCING ACTIVITIES:
Taxes paid related to net settlement of equity awards	(45)	(146)
Proceeds from exercise of stock options	56	—
Net Cash Provided by (Used in) Financing Activities	11	(146)
INCREASE (DECREASE) IN CASH	5,554	(17,709)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	57,332	23,014
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$62,886	$5,305

About Semler Scientific, Inc.:

Semler Scientific, Inc. develops, manufactures and markets innovative products and services that assist in evaluating and treating chronic diseases. Its flagship product, QuantaFlo®, which is patented and cleared by the U.S. Food and Drug Administration (FDA), is a rapid point-of-care test that measures arterial blood flow in the extremities. The QuantaFlo test aids in the diagnosis of cardiovascular diseases, such as peripheral arterial disease (PAD), and Semler Scientific is seeking a new 510(k) clearance for expanded-indications. QuantaFlo is used by healthcare providers to evaluate their patient’s risk of mortality and major adverse cardiovascular events (MACE). Semler Scientific has a minority investment in Mellitus, SYNAPS Dx, as well as Monarch Medical Technologies LLC, a privately held company whose product EndoTool® offers a technological solution for inpatient glycemic management. Additional information about Semler Scientific can be found at www.semlerscientific.com.

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “believe,” “goal,” “may,” “will,” “intend,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could” or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include express or implied statements regarding seeking a new 510(k) clearance for QuantaFlo with expanded indications for use; and the revenue impact of marketing QuantaFlo for heart dysfunction; among others. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here, such as whether or not insurance plans and other customers will continue to license its cardiovascular testing products, including the risk of changes in the reimbursement landscape for its customers including related to the recent CMS rate announcement; whether or not QuantaFlo can successfully aid in the diagnosis of PAD or obtain a new 510(k) clearance for expanded indications; along with those risk factors detailed in Semler Scientific’s filings with the Securities and Exchange Commission. These forward-looking statements involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward-looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date of this release and Semler Scientific assumes no obligation to update or revise these statements unless otherwise required by law.

INVESTOR CONTACT:

Renae Cormier

Chief Financial Officer

ir@semlerscientific.com

SOURCE: Semler Scientific, Inc.